Exhibit 10.7

Summary Translation of Lease Agreement

Party A: Bao Xian (hereinafter referred as “Party A”)

(Bao Xian is the spouse of the Chief Executive Officer of Dehaier Medical Systems Limited)

Party B: Beijing Dehaier Medical Technology Co., Ltd. (hereinafter referred as “Party B”)

Party A and Party B have achieved mutual agreements on the following items:

I Location

Party A agrees to lease space at 1223 Epoch Center, No. 31Zi Zhu Yuan Road, Haidian District, Beijing (100089) to Party B, with a total rentable area of 263 square meters.

II Leasing Period

The leasing period is from January 1st, 2010 to December 31st, 2011.

III Rent

The monthly rent is RMB17,000 (Renminbi Seventeen Thousand Yuan).

IV Type of payment

1. The rent should be paid monthly by cash or check.

2. Without Party A’s agreement, if Party B does not pay the rent in this agreement as scheduled, Party B should pay a late fee of 30% of the payment in arrears, while Party A has the right to stop providing property service and facilities to Party B. If Party B makes payment more than 10 days after due, Party B will be considered to have breached this agreement, and Party A will have the right to terminate this contract and retake the leased space.

V Renewal

Party A should send a request letter of renewal to Party B before the expiration of the lease. If Party B agrees to re-let the premises, the two parties shall sign a renewal agreement 2 months before the expiration date. Party B has the priority to renew the lease. After the due date, this agreement will be terminated.

VI Lease expiration

If Party B does not renew the lease after the due date, it should move away from the leased address mentioned above. If Party B defaults on its rent or delays financial settlement, it will be charged with doubled daily rent per day.

VII During the contract period, the two parties should not sublet or subcontract the apartment mentioned above. Such actions will be considered a violation of this agreement.

VIII Special agreements

1. Party A provides a standard office with normal water supply, power supply, heating and property service. Party B should always negotiate with Party A for fitting-out works.

2. The two parties will not bear any cost of damages due to force majeure.

3. Any amendments to this agreement will require the consent of both parties.